EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Registration Nos. 333-139733, 333-156067, 333-183922, and 333-183921 of BNC Bancorp on Form S-8 and Registration Nos. 333-168913, 333-169567, and 333-182848 of BNC Bancorp on Form S-3 of our report dated March 18, 2013, related to the consolidated financial statements of BNC Bancorp and subsidiary at December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012 and internal controls for the year ended December 31, 2012, which report appears in this Annual Report on Form 10-K of BNC Bancorp.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina

March 18, 2013